Exhibit 99.1

Care.com Provides Detail on 2015 and 2014 Revenue

Waltham, MA - February 23, 2016 - Care.com, Inc. (NYSE: CRCM), the world's largest online destination for finding and managing family care, provides additional detail on 2015 and 2014 revenue. In 2015, Care.com exited the Citrus Lane business. In accordance with Generally Accepted Accounting Principles, the operations of Citrus Lane are retroactively presented as discontinued operations and all revenues and expenses of Citrus Lane are presented on one line in the statement of operations. This financial release presents non-GAAP revenue to combine Care.com’s reported revenue from continuing operations with those of the Citrus Lane discontinued operation.

Care.com, Inc.
Non-GAAP Reconciliations of Revenue

	Fiscal 2015
(in millions)	Q4 Actuals	Q4 Guidance	Q4 Consensus*	Full Year Actuals	Full Year Guidance	Full Year Consensus*
	(unaudited)

Revenue from continuing operations	$37.5	$35.0 - $37.0		$138.7	$136.0 - $138.0
Revenue from discontinued operations	3.0	2.5		11.5	11.0
Total revenue	$40.5	$37.5 - $39.5	$38.8	$150.2	$147.0 - $149.0	$148.3

* Consensus, which was obtained from First Call, represents the average of all of the research analysts covering the Company prior to the earnings release on February 23, 2016 at 4:00 pm ET.

(in thousands)	Fiscal 2015
	Q1	Q2	Q3	Q4	Full Year
	(unaudited)

Revenue from continuing operations	$32,049	$32,903	$36,179	$37,550	$ 138,681
Revenue from discontinued operations	$3,071	$2,750	$2,714	$2,995	11,530
Total revenue	$35,120	$35,653	$38,893	$40,545	$ 150,211

(in thousands)	Fiscal 2014
	Q1	Q2	Q3	Q4	Full Year
	(unaudited)

Revenue from continuing operations	$25,271	$25,836	$29,604	$30,001	$ 110,712
Revenue from discontinued operations	—	—	2,450	3,551	6,001
Total revenue	$25,271	$25,836	$32,054	$33,552	$ 116,713

About Care.com

Since launching in 2007, Care.com (NYSE: CRCM) has been committed to solving the complex care challenges that impact families, caregivers, employers, and care service companies. Today, Care.com is the world’s largest online destination for finding and managing family care, with 10.3 million families and 8.1 million caregivers* across 16 countries, including the U.S., UK, Canada and parts of Western Europe, and approximately 800,000 employees of corporate clients having access to our services. Spanning child care to senior care, pet care, housekeeping and more,

Care.com provides a sweeping array of services for families and caregivers to find, manage and pay for care or find employment. These include: a comprehensive suite of safety tools and resources members may use to help make more informed hiring decisions - such as third-party background check services, monitored messaging, and tips on hiring best practices; easy ways for caregivers to be paid online or via mobile app; and household payroll and tax services provided by Care.com HomePay. Care.com builds employers customized benefits packages covering child care, back up care and senior care consulting services through its Care@Work business, and serves care businesses with marketing and recruiting support. To connect families further, Care.com acquired community platforms Big Tent and Kinsights in 2013 and 2015, respectively. Headquartered in Waltham, Massachusetts, Care.com has offices in Berlin, Austin, New York City and the San Francisco Bay area.
*As of December 2015
Use of Non-GAAP Financial Measures

To supplement the financial measures presented in the Company’s press release and related conference call or webcast in accordance with accounting principles generally accepted in the United States ("GAAP"), we are also presenting the following non-GAAP measure of financial performance: non-GAAP reconciliations of revenue. We define this measure as revenue plus revenue from discontinued operations.

A “non-GAAP financial measure” refers to a numerical measure of the Company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements. The Company provides certain non-GAAP measures as additional information relating to its operating results as a complement to results provided in accordance with GAAP. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP and should not be considered a measure of the Company’s liquidity. There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare the Company’s performance to that of other companies.

The Company believes the use of non-GAAP financial measures, as a supplement to GAAP measures, is useful to investors in that they eliminate items that are either not part of the Company's core operations or do not require a cash outlay, such as stock-based compensation. Care.com’s management uses these non-GAAP financial measures when evaluating the Company’s operating performance and for internal planning and forecasting purposes. The Company believes that these non-GAAP financial measures help indicate underlying trends in the Company’s business, are important in comparing current results with prior period results, and are useful to investors and financial analysts in assessing the Company’s operating performance.